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                                                                       EXHIBIT 7

                               SECURITY AGREEMENT
                                (CUSTODY ACCOUNT)

       The undersigned agrees that BROWN BROTHERS HARRIMAN & CO. (the "Bank") shall have a security interest in all securities and other property now or hereafter held by the Bank in any custody account for the undersigned (the "Collateral") as security for the payment of all liabilities (whether absolute or contingent, matured or unmatured, direct or indirect, joint, several or joint and several, similar or dissimilar, related or unrelated, due or to become due or heretofore or hereafter contracted or acquired) of the undersigned to the Bank (the "Liabilities").

       The undersigned agrees that the Bank shall have the right to retain possession of the Collateral so long as any of the Liabilities remains unpaid, notwithstanding any contrary provision of any other agreement relating to any custody account in which any of the Collateral is held by the Bank.

Date:  4/16/03

                                         By: /s/ John J. Zillmer
                                             --------------------------------
                                             John J. Zillmer